Exhibit 10.1

BITMINE IMMERSION TECHNOLOGIES, INC.

November 12, 2025

Jason Edgeworth

13 S. West Oak Drive

Houston, TX 77056

Re: Board of Directors

Dear Jason,

BitMine Immersion Technologies, Inc. (the “Company”) is pleased to invite you to serve as a member of the Company’s board of directors (the “Board”). If you accept this invitation, your membership on the Board will commence upon your formal appointment to the Board. The following is some information on the terms of your Board membership.

You are invited to join the Board because of your reputation and experience in areas that relate to the Company’s business and strategy. The Company hopes that, as a member of the Board, you will contribute to the success of the Company by participating in meetings with the Board and providing the Company with advice and guidance consistent with your role as a member of the Board.

I. Committees of the Board

The Board has four committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and an Investment Committee. Each committee is comprised of directors who satisfy the independence and qualification standards established by the U.S. Securities and Exchange Commission and the New York Stock Exchange, as applicable. The Company may invite you to serve on one or more of these committees, provided that you satisfy the applicable independence and eligibility requirements.

II. Meetings

We expect to hold Board and Audit Committee meetings generally four times per year, with additional interim teleconference Board and Audit Committee “updates” held on an “as needed” basis. The other committees will meet as often as necessary to discharge their responsibilities under their respective charters. Actions of the Board, Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Investment Committee may also be approved by written consent where permitted by applicable law and governing documents.

III. Fiduciary Duties

As a member of the Board, you agree to hold in confidence and trust and to act in a fiduciary manner with respect to all confidential information provided to you by the Company or other members of the Board. You acknowledge that the Company and the Board reserve the right to withhold any information and to exclude you from any portion of a Board meeting if such information or attendance could reasonably be expected to result in a conflict of interest with your duties to a third party or adversely affect the attorney-client privilege between the Company and its counsel.

IV. Confidentiality

As of the date of your election to the Board and for all times thereafter, you will (i) treat and hold as confidential any information related to the business and affairs of the Company and each of its affiliates and subsidiaries (the “Group”) (including all memoranda, notes, analyses, compilations, studies or other documents that were developed or based upon or that include, contain or reflect any such information (whether in written form, electronically stored or otherwise)) that is not already generally available to the public or that does not become generally available after the date of this letter agreement without any violation by you or your obligations hereunder (the “Confidential Information”), (ii) refrain from using any of the Confidential Information except in the ordinary course of operation (consistent with past custom and practice) of the Group and (iii) upon termination of your relationship with the Company, return or delete all copies of Confidential Information in your possession or control, if requested by the Company. Notwithstanding anything to the contrary contained herein, this confidentiality obligation does not prevent you from reporting possible violations of federal law or regulation to government authorities, including under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or other applicable whistleblower protections. You may do so without notification to or prior approval by the Company.

V. Compliance with Policies and Law

You agree to comply with the Company’s applicable policies as in effect from time to time, including but not limited to, the Code of Ethics, and Board and committee charters and policies. Additionally, as a director of a public company, you will be subject to certain reporting and compliance obligations under U.S. securities laws, including Section 16 of the Securities Exchange Act of 1934, as amended.

VII. Equity Grant

The Company will compensate you for your duties as a member of the Board. You will be eligible to receive a monthly equity award under the Company’s 2025 Omnibus Incentive Plan (the “Equity Plan”). For service on the Board or a committee during the remainder of 2025, you will receive awards of shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), with partial-month awards prorated as appropriate. Beginning January 1, 2026, you may elect to receive each monthly award in one of the following forms: (i) Common Stock, or (ii) stock options to purchase shares of Common Stock at an exercise price equal to $1 per share more than the fair market value of the Common Stock as of January 1 of that calendar year. The exercise price for all stock option awards in a given year will be based on the fair market value of the Common Stock as of January 1. Directors must make their election between Common Stock and stock options before the start of the calendar year, and that election will apply to all monthly awards granted during that year. If you elect to receive your compensation in the form of stock options, each monthly award is expected to vest in equal monthly installments over the period beginning on the grant date and ending on the fifth anniversary of the grant date, such that the award is fully vested at the end of such period. Vesting is subject to your continued service on the Board through the vesting date. Any equity awards will be subject to the terms and conditions of the Equity Plan and the applicable award agreement. For the avoidance of doubt, any director joining the Board in November or December 2025 will receive stock awards for service in those months, prorated as appropriate.

VIII. Expenses

The Company will reimburse reasonable, documented travel and other business expenses incurred in connection with your duties as a Board member in accordance with the Company’s expense reimbursement policies.

IX. Indemnification Agreement and D&O Insurance

In addition to the indemnification provisions contained in the Company’s certificate of incorporation and bylaws, the Company also enters into customary Indemnification Agreements with its Directors and maintains a D&O insurance policy with customary coverage through its selected insurance broker.

X. At-Will Service

Nothing in this letter should be construed to interfere with or otherwise restrict in any way the rights of the Company and the Company’s stockholders to remove any individual from the Board at any time in accordance with the provisions of applicable law and the Company’s governing documents. Service on the Board is at will.

We believe this is a very exciting time to be joining the Board of the Company. We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this invitation by signing and dating the enclosed counterpart of this letter and returning it to me. We look forward to your input and guidance as we move forward!

Very truly yours,

Bitmine Immersion Technologies, Inc.

By:	/s/ Thomas Lee
Name:	Thomas Lee
Title:	Chairman of the Board of Directors

I have read and accept this invitation:

/s/ Jason Edgeworth
Signature of Jason Edgeworth